Exhibit 99.1

Comtech Acquires Display Panel Solutions Provider to Enhance Share of Digital Media Sector in China
Wednesday August 1, 9:42 am ET

- Comtech takes over design & engineering firm Keen Awards in USD 20 million deal

- Acquisition provides for wide ranging synergies & improved revenues, profitability

SHENZHEN, China, Aug. 1 /PRNewswire-FirstCall/ -- Comtech Group, Inc. (Nasdaq: COGO - News), a leading provider of customized design solutions for the technology manufacturing sector in China, has today announced an approximately USD 20 million acquisition of design and engineering firm Keen Awards (KA) Ltd., in a move designed to enhance its share of the digital media industry in China.

Keen Awards (KA) Ltd. provides customized display panel design solutions and engineering service to technology customers in mainland China, which are in turn incorporated into digital consumer products, like digital multimedia devices and mobile handsets.

Jeffrey Kang, President & Chief Executive Officer, Comtech Group, Inc., said, "Keen Awards is a perfect fit for us, strategically and commercially. Like us, Keen Awards specializes in delivering customized panel solutions to the high end of its target market. It focuses on a niche market of non-commoditized, customized solutions -- where strong engineering and design capability is key to success."

"The hype around Apple's iPhone shows that the look and feel of specialized display panels has become a key selling point for digital consumer technology products. The technological and engineering knowledge that Keen Awards offers, combined with our platform and customer base, means that, together, we will be well placed to meet the projected demand for customized display panel solutions," said Mr. Kang.

"In fact, we are already seeing significant demand from our customers for these kinds of solutions. We also believe that the display panel solutions that Keen Awards has specialized in delivering will be adopted in a range of high growth areas in the digital media industry and in the auto electronics sector," he said.

The deal represents the first acquisition by Comtech, following its recent share placement in April. The consideration of approximately USD20 million consists of approximately 80% cash and 20% stocks over the next two years, in line with designated business milestones. With Keen Awards' track record of profitability, this deal is expected to be accretive to earnings immediately, enhancing Comtech's earnings growth during 2007/2008 and beyond.

"Through this acquisition, the business as a whole will be in a far better position to match its expertise in display panel solutions with Comtech's wider customer base. With this deal, we have again successfully demonstrated our ability to identify growth opportunities in China and have shown how our business model can adapt to fast changing market trends," said Mr. Kang.

"In China, there are still many high growth yet fragmented segments within the technology market, and we are well placed to consolidate these opportunities over the coming years. In addition to delivering strong organic growth, our management will continue to pursue other accretive acquisition opportunities to drive ongoing sustainable growth of Comtech," he said.

About Comtech Group, Inc.:

Comtech Group, Inc. (Nasdaq: COGO - News) is a leading provider of customized module and subsystem design solutions for the Chinese market. The company believes it acts as a proxy to China's technology industry as it works with virtually all the major ODMs and OEMs China. Comtech utilizes these relationships and combines their IP to create designs that Comtech then sells to electronic manufacturers. These designs allow manufacturers to reduce their time to market for new products and ultimately increase sales. Comtech Group focuses on the mobile handset, telecom equipment and digital media end-markets for their customized design modules while also offering business and engineering services to their large telecom equipment vendor customers. Over the last eleven years, Comtech has grown its customer list to include more than 200 of the largest and most well known manufacturers across the mobile handset, telecom equipment and consumer markets, covering both multinational Chinese subsidiaries and Chinese domestic companies. For more information, visit http://www.comtech.com.cn.

Safe Harbor Statement:

This press release includes certain statements that are not descriptions of historical facts, but are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward-looking statements may include statements about our proposed discussions related to our business or growth strategy, such as our planned growth in the display panel business, the results and potential impact of the Keen Awards acquisition, as well as future acquisition strategy, which are subject to change. Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions with respect to future business decisions, which are subject to change. For a further description of other risks and uncertainties, see our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at http://www.sec.gov.